EXHIBIT 4.2


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.



July 18, 1996

Dear Stockholder of 21st CENTURY WIRELESS GROUP, INC.

As 21st CENTURY WIRELESS GROUP continues to grow, the financial picture continues to change. It is important that you, as a shareholder, understand the direction in which your management is taking 21st CENTURY WIRELESS GROUP, INC. Being a registered public company, we can only report on those items that have been announced or are public information. The announcement of the last two letters of intent, once closed, will significantly change the financial picture of 21st CENTURY WIRELESS GROUP, INC.

Enclosed are the projections for 21st CENTURY WIRELESS GROUP, INC. for the years ended June 30, 1997 and 1998. The projections are based on our current operation and normal growth. This includes new improvements in place now and the expected revenue to be derived therefrom. These are only projections by management and include the acquisitions of LeFlore Communications of Greenwood, Mississippi and Air-Communications of Central Wisconsin.

                        21ST CENTURY WIRELESS GROUP, INC.
                     PROJECTIONS FOR THE YEARS ENDED JUNE 30

                                                        1997           1998
    Revenues                                         $5,689,098     $6,495,241
    Direct Cost                                       2,299,877      2,432,059
    Gross Profit                                      3,389,221      4,063,182

    Division Administration Expenses                  1,948,000      1,957,868
    Depreciation And Amortization                     1,219,000      1,219,000

    Income from Division Operations                     222,221        886,314

    Corporate Administration Expenses                   425,000        425,000
    Other Income and Expense                             37,000         45,000
    Federal Income Tax Expense                                0              0

    Net Income or (Loss)                               (165,779)       506,314

    Cash Provided By Depreciation And Amortization    1,219,000      1,219,000

    EBITDA                                            1,053,221      1,725,314

Any benefit to 21st CENTURY WIRELESS GROUP, INC. resulting from the exercise of warrants, as offered in the previous letter to the shareholders, has not been included in these projections. The cost related to the position of Chief Financial Officer (Steve Mocol) is included in these projections.

No provision for Federal Income Tax is included in the projections. Since the cost basis of the assets for depreciation is significantly higher than the financial basis, any cash requirement for income taxes will be nil over the next two years.

Also included in this mailing is a corrected list of assets of 21st CENTURY WIRELESS GROUP, INC. The errors were not discovered until after the mailing and we regret the oversight.


/s/ Kenneth B. Thomson
Kenneth B. Thomson, C.P.A.
Chairman Of The Board


                    [LOGO] 21ST CENTURY WIRELESS GROUP, INC.


ATTACHMENT:

WHAT HAS THE BOARD OF DIRECTORS AND MANAGEMENT ACCOMPLISHED FOR THE INVESTORS IN TWIN CITIES 3RD MOBILE ASSOCIATES SINCE THE OCTOBER 1993 PARTNERSHIP KICKOFF MEETING?

*     Negotiated a settlement to recover promoters trailing interest.

*     Developed a Business Plan for growth through acquisitions.

*     Negotiated merger with Southern Minnesota Communications.

*     Negotiated merger with Peacock Radio of West Memphis, AR.

*     Held a full Partnership meeting 15 months after kickoff.

*     Received overwhelming support to move forward with plan.

*     Completed Chapter 11 two years after TC3M formation.

*     Completed our Securities filing and issued registered stock.

*     Completed our NASDAQ filing.

*     Signed letter of intent to acquire LeFlore Communications.

*     Signed  letter  of  intent  to  acquire  Air   Communications  of  Central
      Wisconsin.

GROWTH OF ASSETS:                   6-94              1-96*             7-96**

800 MHz Channels                      57                230                375
800 MHz Applications                   0                100                100
450 MHz Channels                       0                 91                125
Radio Towers                           0                 28                 46
Radios on Line                     3,100              7,800             13,500
Paging Systems                         0                  2                  3
Pagers on Line                         0              1,000              4,000
Sales Service Shops                    0                  3                  6
Motorola Dealerships                   0                  0                  1
Est. Net Cash Flow                    $0              $200k            $1,000k

*   Includes Southern Minn. Communications and Peacock's Radio
**  With LeFlore Communications and Air Communications of Central Wisconsin